U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Kallet, Michael D.
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   (Last)                            (First)              (Middle)

17771 Bruce Avenue
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                                    (Street)

Monte Sereno, CA  95030
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

July 1, 1999
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

ICG Communications, Inc.  (Symbol: ICGX)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

Executive Vice President of Products & Strategic Development
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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

ICG Communications, Inc. Common Stock    1,567*                      D                    N/A
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

*Stock held in a revocable living trust.

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              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
ICG Communications, Inc.
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Incentive Stock Options
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(8040)(1)                1/21/99    1/21/08                                3,809         16.875         D              N/A
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Incentive Stock Options  1/21/00    1/21/08                                3,809         16.875         D              N/A
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Incentive Stock Options  1/21/01    1/21/08                                3,809         16.875         D              N/A
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Incentive Stock Options  1/21/02    1/21/08                                3,809         16.875         D              N/A
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ICG Communications, Inc.
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Non-Qualified Stock
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Options (8041)(1)        1/21/99    1/21/08                                4,941         16.875         D              N/A
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Non-Qualified Stock
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Options                  1/21/00    1/21/08                                4,941         16.875         D              N/A
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Non-Qualified Stock
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Options                  1/21/01    1/21/08                                4,941         16.875         D              N/A
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Non-Qualified Stock
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Options                  1/21/02    1/21/08                                4,941         16.875         D              N/A
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ICG Communications, Inc.
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Incentive Stock Options
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(8551)                   3/10/00    3/10/09                                1,898         18.8125        D              N/A
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Incentive Stock Options  3/10/01    3/10/09                                1,898         18.8125        D              N/A
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

Incentive Stock Options  3/10/02    3/10/09                                1,898         18.8125        D              N/A
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Incentive Stock Options  3/10/03    3/10/09                                5,315         18.8125        D              N/A
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ICG Communications, Inc.
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Non-Qualified Stock
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Options (8552)           3/10/00    3/10/09                                4,352         18.8125        D              N/A
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Non-Qualified Stock
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Options                  3/10/01    3/10/09                                4,352         18.8125        D              N/A
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Non-Qualified Stock
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Options                  3/10/02    3/10/09                                4,352         18.8125        D              N/A
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Non-Qualified Stock
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Options                  3/10/03    3/10/09                                  935         18.8125        D              N/A
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ICG Communications, Inc.
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Non-Qualified Stock
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Options (8596)           6/01/00    5/31/09                                7,500         17.875         D              N/A
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Non-Qualified Stock
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Options                  6/01/01    5/31/09                                7,500         17.875         D              N/A
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Non-Qualified Stock
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Options                  6/01/02    5/31/09                                7,500         17.875         D              N/A
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Non-Qualified Stock
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Options                  6/01/03    5/31/09                                7,500         17.875         D              N/A
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ICG Communications, Inc.
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Incentive Stock Options
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(N00442)                 1/21/98    1/31/07                                  675         15.730         D              N/A
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Incentive Stock Options  1/31/99    1/31/07                                  674         15.730         D              N/A
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ICG Communications, Inc.
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Non-Qualified Stock
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Options (N00443)         1/21/98    1/31/07                               15,503         15.730         D              N/A
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Non-Qualified Stock
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Options                  1/21/98    1/31/07                                4,718         15.730         D              N/A
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ICG Communications, Inc.
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Incentive Stock Options
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(N00147)                 1/21/98    5/05/07                                1,644         15.650         D              N/A
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ICG Communications, Inc.
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Non-Qualified Stock
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Options (N00144)         1/21/98    5/05/07                               10,759         15.650         D              N/A
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ICG Communications, Inc.
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Incentive Stock Options
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(N00145)                 1/21/98    5/05/07                                  882         15.650         D              N/A
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Incentive Stock Options  1/21/98    5/05/07                                  126         15.650         D              N/A
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

ICG Communications, Inc.
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Non-Qualified Stock
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Options (N00146)         1/21/98    5/05/07                                8,178         15.650         D              N/A
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Non-Qualified Stock
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Options                  1/21/98    5/05/07                                1,168         15.650         D              N/A
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ICG Communications, Inc.
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Incentive Stock Options
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(N00086)                 1/21/98    6/24/07                                2,427         18.330         D              N/A
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Incentive Stock Options  1/21/98    6/24/07                                  809         18.330         D              N/A
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ICG Communications, Inc.
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Non-Qualified Stock
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Options (N00087)         1/15/98    6/24/07                               16,987         18.330         D              N/A
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Non-Qualified Stock
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Options                  1/21/98    6/24/07                                5,662         18.330         D              N/A
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ICG Communications, Inc.
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Non-Qualified Stock
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Options (N00061)         1/21/98    9/08/07                               13,954         15.790         D              N/A
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Non-Qualified Stock
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Options                  1/21/98    9/08/07                               10,720         15.790         D              N/A
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ICG Communications, Inc.
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Incentive Stock Options
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(N00062)                 1/21/98    9/08/07                                  606         15.790         D              N/A
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Incentive Stock Options  1/21/98    9/08/07                                  604         15.790         D              N/A
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
(1) Mr. Kallet received the reported options from Netcom On-Line Communication Services, Inc. which merged with ICG Communications, Inc. on January 21, 1998.

Explanation of Responses:





---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.